Exhibit 99.1

Nordstrom Adopts Limited Duration Shareholder Rights Plan

SEATTLE, September 20, 2022, Nordstrom, Inc. (NYSE: JWN) today announced that its Board of Directors has unanimously adopted a limited duration shareholder rights plan (the “Rights Plan”).

The Rights Plan is similar to plans adopted by other public companies and is intended to protect the interests of the Company and all Nordstrom shareholders by reducing the likelihood that any entity, person or group gains control of Nordstrom through open-market accumulation or other means without payment of an adequate control premium. The Rights Plan also helps ensure that the Board has sufficient time to make informed, deliberate decisions that are in the best interests of the Company and all Nordstrom shareholders. The Rights Plan applies equally to all current and future shareholders of Nordstrom.

The Rights Plan has not been adopted in response to any specific takeover bid or other proposal to acquire control of the Company, and is not intended to deter offers that are fair and otherwise in the best interests of all Nordstrom shareholders.

Pursuant to the Rights Plan, Nordstrom will issue, by means of a dividend, one common stock right for each outstanding share of Nordstrom common stock to shareholders of record on the close of business on September 30, 2022. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of Nordstrom common stock.

The Rights Plan is effective immediately and has a one-year duration, expiring on September 19, 2023.

Under the Rights Plan, the rights generally become exercisable only if a person or group (each, an “acquiring person”) acquires beneficial ownership of 10% or more of the outstanding shares of Nordstrom common stock in a transaction not approved by the Nordstrom Board. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the exercise price, additional shares of Nordstrom common stock at a 50% discount to the then-current market price. In addition, if Nordstrom is acquired in a merger or other business combination after an unapproved party acquires more than 10% of the outstanding shares of Nordstrom common stock, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s stock at a 50% discount. The Board may, at its option, exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of Nordstrom common stock per outstanding right, subject to adjustment. Except as provided in the Rights Plan, the Board is entitled to redeem the rights at $0.001 per right.

If a person or group – including the members of the Nordstrom family, who will be deemed to be a group purely for purposes of the Rights Plan – beneficially owns 10% or more of the outstanding shares of Nordstrom common stock prior to Nordstrom’s announcement of its adoption of the Rights Plan, then that person’s or group’s existing ownership percentage will be grandfathered, although, with certain exceptions, the rights will become exercisable if at any time after the announcement of the adoption of the Rights Plan such person or group increases its ownership of Nordstrom common stock by more than 0.1% of outstanding common stock.

Additional details regarding the Rights Plan will be contained in a Form 8-K to be filed by Nordstrom with the U.S. Securities and Exchange Commission.

Morgan Stanley is serving as financial advisor to Nordstrom, and Sidley Austin LLP is serving as the Company’s legal advisor.

ABOUT NORDSTROM

At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we're building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that's in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

Forward Looking Statements

Certain statements in this press release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words "will," "may," "designed to," "outlook," "believes," "should," "targets," "anticipates," "assumptions," "plans," "expects" or "expectations," "intends," "estimates," "forecasts," "guidance" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and its Form 10-Q for the fiscal quarter ended July 30, 2022. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

Investor Contact

Heather Hollander

Nordstrom, Inc.

InvRelations@Nordstrom.com

Media Contact

Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com